SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): May 24, 2000



                             Antennas America, Inc.
                  ---------------------------------------------
             (Exact name of registrant as specified in its charter)



            Utah                           000-18122              87-0454148
 ------------------------------       -----------------       ----------------
 (State or other jurisdiction         (Commission File          (IRS Employer
  of incorporation)                        Number)           Identification No.)



          4860 Robb Street, Suite 101, Wheat Ridge, Colorado 80033-2163
          -------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)



       Registrant's telephone number, including area code: (303) 421-4063
                                                           --------------




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Item 2. Acquisition or Disposition of Assets

         On May 24, 2000, the Registrant consummated a transaction providing for the merger of Winncom Technologies, Inc. ("Winncom") with and into Winncom Technologies Corp., a wholly owned subsidiary of the Registrant ("Sub"). As consideration for relinquishing their stock in Winncom, Gregory E. Raskin and Michael L. Maly, the stockholders of Winncom, received aggregate consideration of $12 million, consisting of a total of $3 million in cash, a promissory note, face amount $1.5 million, payable in 90 days from the closing date, a promissory note, face amount $1.5 million payable in 180 days from the closing date, and $6 million in shares of the restricted common stock of the Registrant, calculated based on the average weighted trading price on the closing date. The amount of consideration given was determined based on arms-length negotiations between the parties. Winncom's assets include cash, accounts receivable, inventory and computer and manufacturing equipment. No material relationship exists between the Registrant, or any of its affiliates, directors or officers of the Registrant, or any associate of any such directors or officers, and Mr. Raskin or Mr. Maly. The Company's utilized its existing cash reserves for the cash paid at closing, and intends to obtain additional equity financing as the source of funds to pay the promissory note.

Item 5. Other Events.
        ------------

         On May 30, 2000, the Registrant issued a press release announcing the merger of Winncom Technologies, Inc. into a wholly owned subsidiary of the Registrant. A copy of the press release is attached to this Report on Form 8-K as Exhibit 99.1.

Item 7.  Financial Statements And Exhibits.
         ---------------------------------

         (c) The financial statements, which are not included in this report, will be filed not later than 60 days after June 8, 2000.

                                  Exhibit Index

Exhibit
Number    Description
------   -------------
2.1      Agreement  Between  And  Among  Winncom  Technologies,   Inc.,  Winncom
         Technologies Corp. and Antennas America, Inc. dated May 24, 2000.

99.1     Press release issued by the Registrant dated May 30, 2000.


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June __, 2000                  ANTENNAS AMERICA, INC.



                                      By:
                                            Randall R. Marx,
                                            Chief Executive Officer